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                      REGISTERED REPRESENTATIVE/AGENT AGREEMENT

                                       CONTENTS

1.   PLACE OF AGREEMENT - LAW GOVERNING  . . . . . . . . . . . . . . . . . . .1
2.   TERRITORY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
3.   INDEPENDENT CONTRACTOR STATUS - RIGHTS
     AND RESPONSIBILITIES. . . . . . . . . . . . . . . . . . . . . . . . . . .1
4.   RULES AND AGREEMENTS AS TO OBLIGATIONS,
     AUTHORITY, AND PROHIBITIONS . . . . . . . . . . . . . . . . . . . . . . .2
5.   LIABILITY FOR COMPLIANCE. . . . . . . . . . . . . . . . . . . . . . . . .2
6.   CONFLICTS OF INTEREST . . . . . . . . . . . . . . . . . . . . . . . . . .3
7.   TRADE SECRETS AND PROPRIETARY INFORMATION . . . . . . . . . . . . . . . .3
8.   COMMISSIONS AND ASSIGNMENTS . . . . . . . . . . . . . . . . . . . . . . .3
9.   PRODUCTION CREDIT (PC)  . . . . . . . . . . . . . . . . . . . . . . . . .4
10.  TERMINATION; RETURN OF PROPERTY . . . . . . . . . . . . . . . . . . . . .4
11.  COMMISSIONS AFTER TERMINATION . . . . . . . . . . . . . . . . . . . . . .4
12.  AGREEMENT AS TO POST-TERMINATION ACTIVITY . . . . . . . . . . . . . . . .5
13.  REMEDIES. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
14.  ARBITRATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .5
15.  SOLE AGREEMENT; CONDITIONS NOT WAIVED;
     CONTINUING APPLICABILITY; SEVERABILITY. . . . . . . . . . . . . . . . . .6

ANNEX A - IRA AGENT COMMISSION . . . . . . . . . . . . . . . . . . . . . . .A-1
ANNEX B - USPA RR COMMISSION . . . . . . . . . . . . . . . . . . . . . . . .B-1
ANNEX C - QUARTERLY PROFESSIONAL COMMISSION  . . . . . . . . . . . . . . . .C-1
ANNEX E - DEFERRED CAREER COMMISSION PLAN  . . . . . . . . . . . . . . . . .E-1
ANNEX N - SPECIAL COMMISSION AVAILABLE TO "NEW
     RR/AGENTS" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .N-1



This Agreement is made between _______ ("RR/Agent"), United Services Planning Association, Inc. ("USPA"), and Independent Research Agency for Life Insurance, Inc. ("IRA"). As detailed on the following pages, this is an agreement under which RR/Agent will represent USPA&IRA in offering products to the public which USPA&IRA are authorized to sell, for which RR/Agent will be paid sales commissions. RR/Agent will represent USPA&IRA as an independent contractor and not as an employee, and will be financially responsible for RR/Agent's own taxes, social security, benefit plans, business expenses, and liability insurance. RR/Agent acknowledges that RR/Agent must observe the policies and procedures of any business organization that RR/Agent represents and agrees to do so in representing USPA&IRA, and the insurance companies and securities distributors whose products are sold. RR/Agent additionally recognizes that the insurance and securities industries are highly regulated, and RR/Agent agrees to be responsible for knowledge of, and compliance with, the laws and regulations governing these businesses as they affect RR/Agent.

Accordingly, USPA hereby appoints RR/Agent to represent it as its Registered Representative in soliciting and selling securities for which USPA may act as dealer, underwriter, or broker, and IRA hereby appoints RR/Agent to represent it as its Agent in soliciting and selling insurance, and RR/Agent hereby accepts these appointments subject to the terms and conditions stated above and following:

1.   PLACE OF AGREEMENT - LAW GOVERNING.

     This Agreement is made in Fort Worth, Tarrant County, Texas (or if not actually made in Fort Worth, Tarrant County, Texas, is not binding until accepted and approved at the Home Office of USPA&IRA in Fort Worth, Tarrant County, Texas). Any and all sums of money due or becoming due to RR/Agents under this Agreement shall be payable at USPA&IRA's Home Office, in Fort Worth, Tarrant County, Texas. Any claim for such money shall be made to USPA&IRA's Home Office, and, subject to paragraph "14." below, any lawsuit filed to collect such money shall be filed in Fort Worth, Texas, and determined under Texas law.

2.   TERRITORY.

     The geographical area within 100 miles of any border of the following United States military installation(s) and auxiliary installation(s), shall be the territory in which RR/Agent agrees to represent USPA&IRA:

3.   INDEPENDENT CONTRACTOR STATUS - RIGHTS AND RESPONSIBILITIES.

     a. Within the territory in which RR/Agent agrees to represent USPA&IRA, the RR/Agent shall use RR/Agent's own judgment as to the time, place, and means of exercising authority under the terms of this Agreement. RR/Agent is not required to personally provide the services described herein but may delegate the performance of such services to RR/Agent's employees or others, provided RR/Agent is not personally required to perform such services by insurers, securities distributors, or applicable laws and rules, and further provided that RR/Agent remains fully responsible for all obligations agreed to herein.

     b. It is specifically understood and agreed that RR/Agent's appointment under this Agreement constitutes RR/Agent as an independent contractor, and that the status of RR/Agent hereunder shall not be that of an employee or full-time life insurance salesperson under the terms of any federal, state, or local law. Neither USPA nor IRA will withhold any deductions for social security, income taxes, unemployment, or other taxes imposed upon an employer/employee relationship. Thus, the RR/Agent shall be responsible for all self-employment taxes and all other related governmental obligations, including all

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          local fees and taxes incidental to doing business as a Registered
          Representative and insurance Agent.

     c. The RR/Agent agrees to pay all business expenses incurred in representing USPA&IRA. Such expenses include those incurred in the operation of RR/Agent's office, and for all USPA&IRA sales materials used by RR/Agent. The RR/Agent further agrees to pay $50 for each Family Financial Program prepared on his/her behalf, for the purpose of defraying the costs associated with Program production. However, in any calendar quarter in which 15 to 19.5 Programs are produced (as defined in Annex C of this Agreement), $25 per Program produced will be refunded to the Agent as a Quarterly Program Refund (QPR); in any quarter in which 20 to 24.5 Programs are produced, $30 per Program will be so refunded; and in any quarter in which 25 or more Programs are produced, $35 per Program will be so refunded.

4.   RULES AND AGREEMENTS AS TO OBLIGATIONS, AUTHORITY, AND PROHIBITIONS.

     a.   The RR/Agent agrees to:

          (1) Treat all monies received from clients on behalf of USPA&IRA as trust funds, and to pay over such monies to USPA, or to appropriate insurance companies on behalf of IRA, promptly upon receipt.

          (2) Place through USPA&IRA all business in which the prospect's interest was generated by advertising, Seminars, Programs, proposals, and/or sales presentations prepared by USPA&IRA or other RR/Agents, or by referrals from other USPA&IRA clients, prospects, or RR/Agents, giving USPA&IRA and companies represented by them first opportunity for acceptance or refusal of all investment or insurance business generated from members of military families and/or families of existing clients.

          (3) Make timely and proper delivery to the policyowner of all insurance policies, and notify the Director of Insurance of IRA if such delivery cannot be accomplished within 30 days after receipt by the RR/Agent of the policy to be delivered.

     b. The RR/Agent acknowledges that:

          (1) RR/Agent shall have no authority to make, alter, or discharge an investment contract, to waive forfeitures, or to incur any liability on behalf of USPA or any securities distributor represented by USPA.

          (2) RR/Agent shall have no authority on behalf of IRA or any insurance company represented by IRA to make, alter, or discharge any policy or annuity contract, to extend the time for applying a premium or consideration, to waive forfeitures, nor allow the delivery of any policy unless the proposed insured is in good health and the first premium is paid in full or an appropriate military allotment has been duly filed.

          (3) RR/Agent shall not have any right to bind USPA&IRA in any way or make any contract, promise, or representation on behalf of USPA&IRA except as set forth in this Agreement. RR/Agent is particularly not authorized to enter into any lease for any type of property, establish any bank account, or contract in any way, in the name of "USPA&IRA," "USPA," "IRA," "United Services Planning Association, Inc.," or "Independent Research Agency for Life Insurance, Inc."

          (4) Client information is confidential and should only be used by a client's servicing RR/Agent for sales and client service. Accessing and/or using client information by any, other party for any other purpose shall be considered a breach of this Agreement by an RR/Agent allowing such access or doing such accessing.

     c. RR/Agent further acknowledges that RR/Agent is subject to and agrees to abide by the policies and procedures of USPA&IRA, as well as the rules and regulations of the Federal Securities and Exchange Commission (SEC), the National Association of Securities Dealers
          (NASD), applicable state securities laws, the rules and regulations of the insurance companies represented, applicable state insurance laws and regulations, applicable Department of Defense (DoD) and subordinate Army, Navy, Air Force, and Marine Corps directives, Coast Guard directives, and any other regulatory agencies as to securities or insurance sold by RR/Agent.

5.   LIABILITY FOR COMPLIANCE.
     RR/Agent further agrees:

     a. To hold USPA&IRA harmless and indemnify them fully from any and all losses, expenses, damages, costs, and attorney fees that USPA&IRA may incur by reason of any unauthorized act, omission, misrepresentation, or misinformation by RR/Agent, be it intentional or resulting from RR/Agent's negligence, by failure to reveal fully on an investment application any information which is known the RR/Agent and required by the securities distributor, or by failure to reveal fully on an insurance application any pertinent information bearing on the health, hazardous duty, profession, or practices of the applicant which is known to the RR/Agent and required by the insurance company.

     b. That USPA&IRA shall have the right to deduct any such losses from any and all commissions or other monies otherwise payable to RR/Agent under the terms of this Agreement, and RR/Agent further agrees to reimburse USPA&IRA for any such losses in excess of commissions due. Additionally, in the event either USPA or IRA shall determine, in their sole discretion, that RR/Agent has committed any of the acts described in subparagraph "5.a.," above, USPA or IRA, as applicable, shall have the right to charge back any amounts previously earned on, or as a result of, the sale in question, REGARDLESS of whether any loss has been experienced by USPA, IRA, or the providers of the product sold.

     c. To fully and accurately complete and sign any "Compliance Checklist," which is a listing in plain language of some emphasis items designed to communicate and confirm USPA&IRA policy and procedures as well as general regulatory compliance, which USPA&IRA may from time to time provide, and that RR/Agent's failure to do so shall be considered a breach of this Agreement.

     d. In the event RR/Agent observes or otherwise has knowledge of the violation by any other RR/Agent of USPA&IRA of any law, rule, or regulation pertaining to the conduct of the

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          investment or insurance businesses, or of the terms of this Agreement, to report such violation to the Presidents of USPA&IRA, through RR/Agent's District Agent and Regional Office, and acknowledges that failure to do so may be considered as a breach of this Agreement.

     e. That, for the purpose of assuring that any RR/Agent's actions are in compliance with securities and insurance laws, rules, and regulations, District Agents, Regional Agents, and Home Office personnel are authorized and expected to periodically visit and observe operations, offices, records, and activities of RR/Agents, and to monitor RR/Agent appointments with prospects and clients so as to observe sales presentations and techniques.

     f. To pay for, assume responsibility for, and indemnify and hold USPA&IRA harmless from, any and all damage to property and/or injury or injuries to other persons occurring on the business premises of RR/Agent in representing USPA&IRA or from the use of RR/Agent's automobile or the use by RR/Agent of the automobile of another person, or any other damages, expenses, and attorney fees, incurred by USPA, IRA, or the investment or insurance companies represented by the RR/Agent, as a result of any unauthorized, unlawful, or negligent acts of the RR/Agent.

     g. To carry, in full force at all times, bodily injury and property damage insurance on RR/Agent's automobile to indemnify against loss of this nature, in limits of not less than $50,000 for damage to property of other persons in any one accident, and not less than $200,000 for the death of or injury to one person in any one accident, and not less than $500,000 for more than one person in any one accident.

6. CONFLICTS OF INTEREST.

     a. RR/Agent acknowledges that all information concerning the identity and productivity of RR/Agents or employees of USPA&IRA is confidential and proprietary to USPA&IRA and to those RR/Agents or employees. RR/Agent acknowledges that RR/Agent will not, directly or indirectly, use, disclose, or make available in any manner, to persons other than duly authorized USPA&IRA RR/Agents or employees, such confidential and proprietary information.

     b. RR/Agent further agrees that RR/Agent will not, in the territory in which RR/Agent has represented USPA&IRA (specifically described in numerical paragraph "2" of this Agreement), during the term of this Agreement and for two (2) years after its termination:

          (1) Solicit or induce any RR/Agent or employee of USPA&IRA to terminate with USPA&IRA.

          (2) Enter into or invest in any business directly or indirectly competing with USPA&IRA with any RR/Agent or employee of USPA, or with any former RR/Agent or employee of USPA&IRA who has performed any services for USPA&IRA within any of the twelve (12) preceding months.

7.   TRADE SECRETS AND PROPRIETARY INFORMATION.

     a. SALES MATERIAL. USPA&IRA may make available to RR/Agent sales materials, including computer software, created and/or compiled by them. It is further agreed and understood that all such items created and/or compiled by USPA&IRA, whether or not copyrighted, are confidential and proprietary to USPA&IRA. RR/Agent shall safeguard all such materials, including, but not limited to, forms, books, tapes, manuals, rosters, and software, in a confidential manner, and shall not disclose or make available to persons other than duly authorized USPA&IRA RR/Agents or employees, such confidential or proprietary information of USPA&IRA and their clients.

     b. INSURANCE AND CLIENT INFORMATION. RR/Agent acknowledges that as an RR/Agent, he/she will become acquainted with confidential and proprietary information of USPA&IRA relating to persons, firms, and organizations which are clients of USPA&IRA. This confidential information may include, but is not necessarily limited to, the names and addresses of clients and prospective clients of USPA&IRA, computer software, compilations of census data, information concerning the policies and procedures of the United States Military Services, policy expiration dates, policy terms, conditions and rates, and client risk characteristics. RR/Agent agrees to safeguard all such materials in a confidential manner and will not, without the prior written approval of the Presidents of USPA&IRA, directly or indirectly use, disclose, or make available in any manner to persons other than duly authorized USPA&IRA RR/Agents or employees, such confidential or proprietary information of USPA&IRA and their clients.

     C. PRODUCT AND MARKETING INFORMATION. It is agreed that USPA&IRA have a proprietary interest in all information concerning their products, processes, and services, including information relating to research, development, programming, computer software, accounting, marketing and pricing techniques, briefings, charts, films, slides, presentations, merchandising, and clients, which information is not generally known in the industries in which USPA&IRA are engaged, and which may become known by, or disclosed to, RR/Agent solely as a consequence of RR/Agent's dealings with USPA&IRA. RR/Agent agrees not to use, disclose, or make available in any manner to persons other than duly authorized USPA&IRA RR/Agents or employees, such confidential or proprietary information of USPA&IRA and their clients.

8. COMMISSIONS AND ASSIGNMENTS.

     a. RR/AGENT COMMISSIONS. The RR/Agent's sole sources of remuneration under this Agreement are the commissions and, as to certain investments, service fees, scheduled in the attached Annexes, which are incorporated in this Agreement for all purposes. USPA&IRA RESERVE THE RIGHT TO CHANGE THE PORTION OF THIS AGREEMENT PERTAINING TO RR/AGENT COMMISSIONS AND SERVICE FEES, AS WELL AS ANY OF THESE ANNEXES, PROVIDED THAT WRITTEN NOTICE OF ALL CHANGES IS POSTED TO THE RR/AGENT PRIOR TO THE EFFECTIVE DATE OF THE CHANGES. No other compensation - such as payment for franchise rights, ownership interest, goodwill, or other remuneration or consideration - shall be due to an RR/Agent, District Agent, Assistant Regional Agent, or Regional Agent, from USPA and/or IRA, notwithstanding the fact that RR/Agent has established an office, has maintained administrative

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          facilities, has relocated, or for any other reasons during the term of this Agreement or thereafter.

     b.   COMMISSION ASSIGNMENTS. RR/Agent agrees that:

          (1) All monies payable to him/her from the securities distributors or insurance companies represented by USPA or IRA are hereby assigned to USPA or IRA, respectively, for payment in accordance with the Annexes attached hereto and the other terms and provisions contained herein.

          (2) No assignment to third parties of commissions earned, accrued, or to accrue under this Agreement shall be binding upon USPA or IRA unless said assignment is approved in advance in writing and signed by a duly authorized officer of USPA or IRA.

9.   PRODUCTION CREDIT (PC).

     PC is defined as the total commissions which are expected to be paid by USPA or IRA to an RR/Agent on a particular sale. PC is used to determine current individual production, to measure qualification for sales meeting attendance, to determine annualized production, and to qualify for the Quarterly Professional Commission and other incentives. PC will be granted by USPA or IRA upon the receipt of acceptably documented details of a sale. CREDIT WILL BE GRANTED IN THE MONTH THAT THE ENVELOPE TRANSMITTING THE DOCUMENTATION TO USPA OR IRA IS POSTMARKED (IF THAT ENVELOPE IS RECEIVED AT THE USPA&IRA HOME OFFICE ON OR PRIOR TO THE FIFTH DAY OF THE FOLLOWING MONTH). UNDER NO CIRCUMSTANCES CAN PC BE AWARDED RETROACTIVELY. Additional information concerning the award of PC for insurance and investment sales is provided in Annexes A and B, respectively. However:

     a. Whenever an investment amount or insurance premium is to be paid by military allotment, PC will be granted only after an authentic copy of the properly registered military allotment (or a suitable substitute) is received by USPA or IRA at their Home Office.

     b. The submission of any insurance or investment application, or the causing of any existing insurance policy or investment plan to be continued in force, under any circumstances when it is known by the RR/Agent that the client does not genuinely intend to retain the account or policy for any reason, and specifically when such action by the RR/Agent results in, or is for the purpose of, attaining or maintaining production or persistency minimums, for earning certain incentive commissions, or for any other purpose of monetary gain, constitutes a breach of this Agreement.

     c. "CONTROLLED BUSINESS." Insurance policies or investment products sold by an RR/Agent for RR/Agent's own account, or to RR/Agent's spouse, parents, children, employee(s), or to another USPA&IRA RR/Agent, or to the spouse, parents, children, or employee(s) of said RR/Agent, shall be identified as "controlled business" on the Cover Memo provided to USPA&IRA by the RR/Agent and shall be subject to the following special rules:

          (1) If any such "controlled business" becomes nonpersistent (as described in Annexes A and B), the PC penalty normally applicable to such "nonpersistent business" shall be double that described in the respective Annexes.

          (2) In addition, USPA&IRA may retroactively apply the PC penalty to the date of the original sale and adjust accordingly any commissions which may have been awarded as a result of the originally credited PC.

          (3) If any insurance sale defined as "controlled business" directly or indirectly replaces existing insurance sold through ERA, no commissions shall be paid or PC credited as a result of the issuance of the "controlled business." For purposes of this provision, an indirect replacement will be deemed to have occurred if insurance sold through IRA was terminated by the purchaser within six (6) months prior to the issuance of the "controlled business."

10.  TERMINATION; RETURN OF PROPERTY.

     a. This Agreement can be terminated by either RR/Agent or USPA&IRA at any time without cause upon the giving of 30 days written notice to the other parties. This Agreement may be terminated immediately for cause by either USPA&IRA or RR/Agent upon the giving of written notice. Such notice may, in either case, be delivered personally or mailed to the last known address of the recipient of such notice, via United States mail or its equivalent. This Agreement shall automatically terminate in the event of death of RR/Agent.

     b. RR/Agent agrees that, within three (3) days of the termination of this Agreement, RR/Agent shall return all USPA&IRA property to USPA&IRA, including all copies of information within RR/Agent's possession or subject to RR/ Agent's control pertaining to the business and clients of USPA&IRA, whether prepared by RR/Agent or others. RR/ Agent specifically agrees that computer software in his/her possession at termination shall either be turned over in its entirety to USPA&IRA's designated representative (usually RR/Agent's District Agent) or permanently destroyed. Until it has been established to the satisfaction of USPA&IRA that all of the foregoing has occurred, any commissions otherwise payable to the terminating RR/Agent may be withheld by USPA&IRA.

     c. RR/Agent specifically agrees that the provisions of paragraphs "6," "7," "ll," "12," "13," "14," and "15" shall survive termination of this Agreement.

11.  COMMISSIONS AFTER TERMINATION.

     a. TERMINATION AT ANY TIME. Upon termination of this Agreement, commissions due and to become due shall be retained by USPA&IRA as follows:

          (1) USPA&IRA shall determine and retain amounts necessary to cover possible refunds of commissions previously paid on insurance policies and on systematic (contractual) investment plans sold which may subsequently lapse or be liquidated. These amounts may be retained for a period of 25 months following the issue date of the last insurance policy sold, or 30 days following the expiration of the 18-month (28-month in states which have adopted the NASAA Guidelines for contractual plans) liquidation period allowed by the last

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               systematic (contractual) investment plan sold, whichever shall occur last.

          (2) Amounts necessary for the repayment of any loans (including interest accruing on such loans until paid in full) made by USPA and/or IRA to the RR/Agent.

     b. RETENTION OF COMMISSION BY USPA&IRA. Commissions retained by USPA may be used to cover refunds and/or repayments due to both USPA&IRA. Commission retained by IRA may be used to cover refunds and/or repayments due to both USPA&EPA.

     c. PAYMENT OF REMAINING COMMISSIONS. After all repayments have been made and at the end of the above-defined periods, all remaining accrued commissions will be paid to the RR/Agent, together with interest at a rate equal to the passbook savings rate at Central Bank & Trust, Fort Worth, Texas, on the amount remaining, computed from the date said remaining amounts were received by USPA and/or IRA until payment. In the event termination has resulted from the death of the RR/Agent, such commissions shall be paid to RR/Agent's estate. A terminated RR/Agent or the estate of a deceased RR/Agent is qualified to receive commissions payable on systematic (contractual) plans and insurance policies after satisfaction of the above-described claims. However, NO COMMISSIONS ARE PAYABLE ON PAYMENTS MADE INTO VOLUNTARY ACCOUNTS AFTER TERMINATION OF THIS AGREEMENT.

12.  AGREEMENT AS TO POST-TERMINATION ACTIVITY.

     In addition to paragraphs "6," "7," "11," "13," and "14," of this Agreement as they affect RR/Agent's post-termination activity, RR/Agent specifically agrees that for a period of two (2) years following termination of this Agreement, RR/Agent will not, in the territory in which RR/Agent has represented USPA&IRA:

     a. Solicit, directly or indirectly, or assist or train others in the solicitation of active duty members of the United States Military Services or their immediate families, in connection with the purchase or sale of life insurance of a type which is sold by or competes with IRA, or investments of a type which is brokered or sold by or competes with USPA, unless RR/Agent has obtained the prior written consent of the Presidents of USPA and/or IRA.

     b. Induce, solicit, or assist others in the inducement or solicitation of, any client of USPA&IRA to liquidate, partially liquidate, or transfer to any other broker/dealer, USPA investment accounts, or to cancel or replace insurance policies sold by or through IRA, unless RR/Agent has obtained the prior written consent of the Presidents of USPA&IRA.

13.  REMEDIES.

     If, as a result of any activity constituting a violation of any provision of this Agreement, any commission or fee becomes payable to RR/Agent or to any other person, firm, or organization with whom RR/Agent is then associated, contracted, or employed, RR/Agent agrees that USPA&IRA will have been damaged in the amount of this commission or fee and agrees to pay promptly to USPA&IRA an amount equal to such damages plus interest at the legal rate. Such restitution shall not, however, limit the amount of any monetary damage or the availability of any equitable remedies, including injunctive relief, to which USPA&IRA may become entitled, and USPA&IRA may withhold payment of commission otherwise due to RR/Agent during the period required to determine whether USPA&IRA are entitled to the restitution described above. In the event this determination is in favor of RR/Agent, these withholdings shall be paid to RR/Agent, with interest at a rate equal to the passbook savings rate at Central Bank & Trust, Fort Worth, Texas.

14.  ARBITRATION.

     All controversies, disputes or claims between RR/Agent and USPA&IRA arising out of and/or relating to this Agreement shall be submitted for binding arbitration to the National Association of Securities Dealers, Inc. ("NASD"), and such arbitration proceedings shall be heard in accordance with the then current NASD Uniform Code of Arbitration; provided, however, that if such controversy, dispute or claim is not eligible for submission to arbitration before the NASD, such matters shall be submitted for binding arbitration to the American Arbitration Association ("AAA") and such proceedings shall be heard in accordance with the then current commercial arbitration rules of the AAA.

     Except as limited by this Agreement, the arbitrator will have the right to award or include in the arbitrator's award any relief which the arbitrator deems proper in the circumstances, including, without limitation, money damages (with interest on unpaid amounts from the date due), specific performance, injunctive relief, and attorneys' fees and costs, provided that the arbitrator will not have the right to award exemplary or punitive damages. The award and decision of the arbitrator will be conclusive and binding upon all parties hereto and any arbitration award may be entered as a judgment in any court of competent jurisdiction.

     The parties hereto agree to be bound by the provisions of any limitation on the period of time in which claims must be brought under applicable law or this Agreement, whichever expires earlier. The parties further agree that, in connection with any such arbitration proceeding, each must submit or file any claim which would constitute a compulsory counterclaim (as defined by Rule 13 of the Federal Rules of Civil Procedure) within the same proceeding as the claim to which it relates. Any such claim which is not submitted or filed as described above will be forever barred.

     The parties hereto agree that arbitration will be conducted on an individual, not a class-wide, basis and that an arbitration proceeding between RR/Agent and USPA&IRA may not be consolidated with any other arbitration proceeding between USPA&IRA and any other person. The costs of arbitration shall be borne equally by the parties pending a final award by the arbitrator.

     Notwithstanding anything to the contrary contained in this paragraph 14, RR/Agent and USPA&IRA each have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction, provided, however, that the parties agree to contemporaneously (or as soon thereafter as is reasonably possible) submit the dispute for arbitration on the merits as provided herein.

--------------------------------------------------------------------------------
                                          5

     The laws of the state of Texas shall govern with respect to any controversies, disputes or claims arbitrated or litigated hereunder.

15.  SOLE AGREEMENT; CONDITIONS NOT WAIVED; CONTINUING APPLICABILITY;
     SEVERABILITY.

     a. SOLE AGREEMENT. This Agreement supersedes all prior Agreements between RR/Agent and USPA or IRA and, along with its Annexes, contains all of the terms and understanding between the parties hereto as of this date. The parties agree that said terms and provisions shall not be altered or modified in any manner except by mutual written agreement between RR/Agent and the Presidents of USPA&IRA, provided, however, that USPA&IRA reserve the unilateral right to change the portions of this Agreement pertaining to commissions and the Annexes attached upon prior written notice, as described in paragraph "8.a." above.

     b. CONDITIONS NOT WAIVED. The failure by USPA&IRA to exact strict compliance with the terms of this Agreement or to declare any default when such shall become known to USPA&IRA, shall neither operate as a waiver of such terms nor release RR/Agent from RR/Agent's obligation to perform this Agreement in accordance with its terms.

     c. CONTINUING APPLICABILITY. This Agreement shall be binding upon the parties, their legal representatives, successors, and assignees. It is expressly agreed that the provisions contained herein which affect the RR/Agent's activities, both before and after termination, shall continue in full force and effect after this Agreement is otherwise terminated.

     d. SEVERABILITY. If for any reason any provision or portion of any provision of this Agreement is held by proper judicial authority to be invalid and/or unenforceable, said holding shall not invalidate any other portion of this Agreement which is otherwise valid and enforceable.

IN WITNESS WHEREOF, the parties to this Agreement have executed it as of the date first written above.

By
   ---------------------------------------------------
       Signature of Registered Representative/Agent

Form of business entity of RR/Agent:

/ / Corporation / / Partnership / / Sole Proprietorship


United Services Planning Association, Inc.

                    and

Independent Research Agency for Life Insurance, Inc.

By
   ---------------------------------------------------
                   Signature of President





--------------------------------------------------------------------------------
                                          6

                                                                         ANNEX A
                                                     USPA&IRA RR/AGENT AGREEMENT

                                 IRA AGENT COMMISSION

1.   INSURANCE COMMISSIONS.

     Insurance commissions will be paid and Production Credit (PC) will be granted to an appropriately licensed Agent who makes persistent sales of the products shown in this Annex, under the following conditions:

     a. Commissions are paid on the first-year premium only, are paid to an Agent only after IRA receives commissions from the insurance companies.

     b. As noted in paragraph "8.a." of this Agreement, this Annex may be changed upon prior written notice by IRA.

2.   INSURANCE COMMISSION AMOUNTS.

     Agents will be paid commissions and be granted PC amounting to 80% of the first-year premium on each sale made of the "standard" insurance products described in this Annex.

3.   PRODUCTION CREDIT.

     As defined in paragraph "9" of this Agreement, IRA grants PC to the Agent upon its receipt of acceptably documented details of a sale. For insurance sales, this documentation is transmitted using the IRA "Cover Memo" designed for that purpose. For purposes of awarding PC, a "sale" is deemed to have occurred only after the appropriately supported "Cover Memo" is received and processed at the Home Offices of USPA&IRA. Further, the award of PC is subject to the following additional conditions:

     a. The sale must be made to either an existing client* or an immediate family member of said existing client, or to an individual who is an active duty member of the U.S. military with the rank of E-6 or above, or the immediate family member of an active duty E-6 or above; and the sale must occur within 24 months after the scheduled presentation of a Family Financial Program which recommended the products sold.

     b. Subject to "a.," above, IRA will grant full PC, equal to the amount of first-year commissions to be paid to the selling Agent, ONLY if:

          (1) A military allotment has been completed and properly registered, or an automatic bank draft plan has been established with the required initial premium, or if full payment of the first annual premium has been received by the insurance company; and

          (2) A completed Cover Memo and, if applicable, a copy of the properly filed military allotment (or a suitable substitute) have been received by IRA at its Home Office.

     c. Otherwise, but also subject to "a.," above, IRA will grant partial PC to the selling Agent to the extent of the commissions due on the premium amounts received by the insurance company, either in conjunction with the initial application or subsequently during the first policy year.

     d. IRA will grant PC on a "trial" or "C.O.D." application only after the policy is issued by the insurance company and the first payment or copy of a duly filed military allotment (or suitable substitute) or bank draft authorization (with initial premium) is received by the insurance company. The granting of PC in such cases shall also be subject to the requirements stated in "a.," above.

4.   TERM CONVERSIONS.

     When a full or partial term conversion is made and the in-force term coverage is converted to whole life insurance, PC is granted and commissions are paid on the full amount of the new (converted) policy's premium. However, if ANY of the in-force term coverage is canceled, NO PC or commissions will be paid on the converted policy. Also, a conversion made during the first policy year is treated as follows:

     a. CONVERTING AGENT IS SAME AS SELLING AGENT. Full PC and commissions are paid on the converted policy. A 100% chargeback of PC and commissions is made on the amount of term that was converted;

     b. CONVERTING AGENT IS DIFFERENT FROM SELLING AGENT. Converting Agent is paid PC and commissions on the increase in premium (new policy plus remaining policy minus original policy). No chargeback of PC or commissions is made to the selling Agent.

5.   NONPERSISTENT BUSINESS.

     Chargebacks of paid commissions and granted PC will be made for nonpersistent business--policies and riders which are not issued, issued but not taken, canceled, lapsed, or otherwise terminated for whatever reason (excluding the death of the insured). In the event of a policy cancellation involving a refund of all premiums paid, the selling Agent will incur a 100% PC and commission chargeback. In the event of a cancellation not involving a refund of all premiums paid, no PC or commission chargeback will be made if the cancellation occurs after 25 monthly premiums have been paid. However, cancellations not involving a refund of all premiums paid but occurring before 25 premium payments have been made will result in a chargeback, computed as follows:

     a. COMMISSION CHARGEBACK. Commissions are considered to be earned as they are paid, but are subject to recoupment should the policy become nonpersistent prior to receipt of the 25th monthly premium. Upon termination or lapse, commissions already paid on a nonpersistent insurance policy will be charged back as follows:

          (1) 100% of commissions paid will be charged back if termination occurs at or prior to the fifth monthly premium;

          (2) Thereafter, commissions paid will be charged back at a rate of 5% per month for each month less than 25 months that the policy was in force.


------------------------
* A client who was in the USPA&IRA Home Office computer database as of June 30, 1996.

--------------------------------------------------------------------------------
                                         A-1

     b. PRODUCTION CREDIT CHARGEBACKS. Similarly, PC is considered to be earned as each commission payment is received. WHENEVER COMMISSIONS ARE CHARGED BACK, PC WILL ALSO BE CHARGED BACK SUCH THAT THE AMOUNT OF PC RETAINED FOLLOWING THE PC CHARGEBACK WILL EQUAL THE AMOUNT OF COMMISSIONS RETAINED FOLLOWING THE COMMISSION CHARGEBACK.

     c. TIMING OF CHARGEBACKS. As a general rule, both commission and PC chargebacks will take effect in the month FOLLOWING that in which the chargeback is processed, unless the Agent otherwise requests that it be applied immediately.

6.   INSURANCE COMPANIES AND PRODUCTS.

     The following are the standard insurance products upon which the commissions described in paragraph "2" of this Annex are paid:

     ALL AMERICAN LIFE INSURANCE COMPANY
     Preferred Whole Life
     Preferred Uniform Decreasing Term (PUDT-65)
     *Specified riders attached at time of policy issue

     LIBERTY NATIONAL LIFE INSURANCE COMPANY
     Whole Life (BANDED SERIES ONLY)
     Decreasing Term to Ages 65, 70, 75, 80, and 85
     (last 5 years level) (DT-65, 70, 75, 80, and 85)
     All riders attached at time of policy issue and DT-65, 70, 75, 80, or 85 riders added to existing policies.

     MONUMENTAL LIFE INSURANCE COMPANY
     Whole Life
     Uniform Decreasing Term to Ages 65 and 85
     (UDT-65 and 85)
     Decreasing Term to Age 80 (DT-80)
     All riders attached at time of policy issue and UDT-65, DT-80, or UDT-85 riders added to existing policies.

     THE OLD LINE LIFE INSURANCE COMPANY OF AMERICA

     Preferred Whole Life
     Preferred Uniform Decreasing Term (PUDT-65)
     *Specified riders attached at time of policy issue

     SECURITY BENEFIT LIFE INSURANCE COMPANY**
     Whole Life
     Decreasing Term to Age 65 (DT-65)
     All riders attached at time of policy issue

---------------------------
* Only PUDT-65 may be written as a rider on Preferred Whole Life (PWL). Other decreasing term riders are not authorized. Child rider, OPAI, GIO (AL only), and WP may be written on both PUDT-65 and PWL.
** No commission is paid on the portion of first year premium which is a policy fee.

     Commissions to be paid and PC granted on products other than those listed above shall be 40% of the first-year premiums.

     Subject to satisfying the requirements in paragraph "3.a.," above, PC and commissions shall be credited/paid to the original Agent on riders added to an existing policy during the first policy year, and will be credited/paid pro rata during the BALANCE of the first policy year after such addition. NO PC OR COMMISSION SHALL BE CREDITED/PAID ON RIDERS ADDED TO A POLICY AFTER THE FIRST POLICY YEAR, except for the addition of decreasing term riders to existing Monumental Life and Liberty National policies, for which full first-year commission will be paid to the Agent who adds the decreasing term rider. PC will be granted in accordance with paragraph
     "3" above.

--------------------------------------------------------------------------------
                                         A-2

                                                                         ANNEX B
                                                     USPA&IRA RR/AGENT AGREEMENT

                                  USPA RR COMMISSION

1.   INVESTMENT COMMISSIONS.

     Investment commissions and 12b-1 service fees will be paid and Production Credit (PC) will be granted to an appropriately licensed RR who makes persistent sales of the products shown in this Annex, under the following conditions:

     a. For systematic (contractual) investment plans, commissions are based solely on the first-year sales charges paid by the investor. Systematic plan 12b-1 fees are not paid to the RR.

     b. For voluntary investment accounts, commissions and service fees are a percentage of investment amounts and subsequent service fees paid to USPA.

     c. For both systematic (contractual) investment plans and voluntary investment accounts, commissions are paid to an RR only after USPA receives payment for sales from the respective securities distributors.

     d. As noted in paragraph "8.a." of this Agreement, this Annex may be changed upon prior written notice by USPA to the RR.

2.   INVESTMENT COMMISSION AMOUNTS AND SERVICE FEES.

     a. The commission and PC amounts associated with the investment products most frequently sold by USPA RRs are shown in paragraphs "7" and "8" of this Annex.

     b. Additional payments, termed "service fees" for purposes hereof, may be payable on certain mutual funds. These service fees will be a portion of the fees paid to USPA under a 12b-1 distribution plan by the particular mutual fund. The amount of such 12b-1 fees are described in paragraph "8" of this Annex. They will normally be paid quarterly subsequent to receipt by USPA. Of the 12b-1 amounts received by USPA, the original selling RR may be paid a portion of them depending on the fund and when purchased. The Current Servicing Agent (CSA), as USPA defines such for all other purposes, shall, in any event, receive a portion of such amounts. If the original selling RR and the CSA are the same person, this individual may be paid both portions of the 12b-1 amounts received by USPA and paid to RRs, depending on the fund and when purchased. PC shall be credited to an RR in an amount equal to any service fees paid to the RR, and any such amounts shall be considered with other commissions in determining Quarterly Professional Commission qualification. District Agents and Regions will be paid overrides at the rate payable for all other RR sales commissions for service fees paid to their RRs.

3.   PRODUCTION CREDIT.

     As described in paragraph "8" of this Agreement, USPA grants PC to the RR upon its receipt of acceptably documented details of a sale. For investment sales, this documentation is transmitted using the USPA "Cover Memo" designed for that purpose. For purposes of awarding PC, a "sale" is deemed to have occurred only after the appropriately supported "Cover Memo" is received and processed at the Home Offices of USPA&IRA. Further, the award of PC is subject to the following additional conditions:

     a.   The sale must satisfy the requirements of USPA&IRA Statement of Policy
          (SOP) 13-7, titled "Award of Production Credit," including the requirement for Form 1340, titled "Market Confirmation for Production Credit," and must be in accordance with SOP 5-1, titled "Authorized Sales Procedures."

     b.   SYSTEMATIC (CONTRACTUAL) INVESTMENT PLANS.

          (1) Subject to "a.," above, "Full PC" - equal to the total amount of first-year commissions payable to the RR, as shown in paragraph "7" of this Annex - will be granted if the Cover Memo is received by USPA at its Home Office and

               (a) is accompanied by evidence that an acceptable "monthly mode of payment" has been or is being established on a timely basis, such evidence to include a copy of a properly registered military allotment (or a suitable substitute), automatic bank draft authorization, or approved electronic funds transfer (EFT) authorization. Payments made pursuant to such an acceptable mode of payment are hereinafter referred to as "modal payments." For the purpose of awarding PC, a mode of payment will be considered timely and acceptable IF AND ONLY IF the first monthly modal payment is scheduled to arrive at the fund company within three full production months following and including the production month for which the PC is awarded. Modal payments on other than a monthly frequency (bimonthly, quarterly, etc.) will be awarded PC on a residual basis.

               (b)  Plans cannot be opened with partial modal payments.

          (2) Residual PC equal to the amount of commissions due to the RR on any initial cash investment accompanying the application - will be granted when no mode of payment is established and the Cover Memo, supporting documentation, and initial investment are otherwise sufficient to permit opening the account. Residual PC (and commissions) are awarded for each full monthly unit of the plan. When partial payments are received by the fund, commissions are paid to USPA after each full investment unit accrues.

          (3) Otherwise, if no valid mode of payment is established and no acceptable initial investment is received, no PC will be awarded and the Cover Memo with its supporting documentation will be returned to the RR.

          (4) Once the investor has made the commissionable investments described in paragraph "7" of this Annex, no further commissions or PC will be paid or credited to the selling RR.

--------------------------------------------------------------------------------

     c.   VOLUNTARY (OPEN) ACCOUNTS:

          (1) Commissions on initial lump sum/cash sales which establish voluntary (open) accounts are paid to the RR after USPA receives payment for such sales from the investment companies. Subject to the requirements of paragraph "3a," above, initial PC on these sales is credited when the Home Office RECEIVES the Cover Memo, an appropriately executed application, and an acceptable initial investment. The amount of PC shall be equal to the commission payable to the RR for the amount of investment actually transmitted with the Cover Memo. This is normally 50% of the dealer allowance paid to USPA in accordance with the current prospectus and dealer agreements. Some examples are shown in paragraph "8" of this Annex.

          (2) If no acceptable initial investment is received and no valid payments are established, no PC will be awarded and the Cover Memo and accompanying documents may be returned to the RR.

     d. COMMISSIONS/PC FOR SUBSEQUENT INVESTMENTS TO PREVIOUSLY ESTABLISHED VOLUNTARY ACCOUNTS. The following provisions will be implemented to the extent that they do not conflict with SEC, NASD, or state regulations, rules, or laws prevailing at the time:

          (1) Commissions will be paid and "residual" PC will be awarded on subsequent monthly or lump sum investments to previously established voluntary accounts AFTER the commission on each such subsequent investment is paid to USPA, and in an amount equal to the commission payable to the RR on each such investment.

          (2) The selling RR will continue to receive commissions and "residual" PC (in accordance with paragraph "3.c.(1)" above:

               (a) on subsequent MODAL investments into previously established voluntary accounts, so long as this Agreement has not been terminated AND the modal payments continue without interruption.

               (b) on subsequent CASUAL (non-modal payments not equal to the anticipated modal amount, if any) investments into previously established voluntary accounts, so long as this Agreement has not been terminated and entitlement to such commissions and PC has not been earned by another RR, as explained in paragraph "5" below.

     e. ADDITIONAL INVESTMENTS TO ACCOUNTS ESTABLISHED BY OTHER RRs. A servicing RR who causes additional commissionable monthly or lump sum dollars to be invested in a previously established account MAY be granted PC and commissions on such additional investments upon receipt by USPA of properly documented evidence of the sale.

4.   NONPERSISTENT BUSINESS.

     Chargebacks of paid commissions and granted PC will be made for nonpersistent business - investment plans and accounts which are not actually established, which are established but not funded, or which are canceled, lapsed, discontinued, liquidated, or to which the investor fails to continue payments for any cause whatsoever (except the death of the investor) - and will be computed as follows:

     a. SYSTEMATIC (CONTRACTUAL) INVESTMENT PLAITS.

          (1) 100% of any commissions paid and of the original PC granted will be charged back if the investment plan is not established or if it is liquidated within 18 months of the date the plan is established.

          (2) In the event that MONTHLY MODAL payments are discontinued prior to the end of the commissionable period, the amount of PC attributable to the remaining commissionable payments will be charged back.

          (3) If a Pioneer Independence Plans modal payment is reduced to a partial payment, it will be treated as a discontinued mode and the amount of PC attributable to remaining commissionable payments will be charged back. PC will then be paid residually on partial payments, based on the amount of the payment.

     b. VOLUNTARY ACCOUNTS. All PC awarded and commissions and service fees paid in conjunction with an investment into a voluntary account will be charged back to the extent that the invested monies, for whatever reason, are subsequently refunded to the investor in whole or in part, and for which commissions and service fees are recouped from USPA.

     c. TIMING OF CHARGEBACKS. As a general rule, both commission and PC chargebacks will take effect in the month following that in which the chargeback is processed, unless the RR otherwise requests that it be applied immediately.

     d. RESUMPTION OF MODAL PAYMENTS ON A CONTRACTUAL INVESTMENT PLAN. In the event modal payments are restarted (or begun) on a contractual plan which has been dormant for six months and has had a chargeback applied, commissions and PC will be awarded for any of the remaining commissionable payments. These commissions and PC will be awarded to the licensed RR determined to be most responsible for causing the resumption of modal payments.

5.   SERVICING VOLUNTARY ACCOUNTS SOLD BY OTHER RRs.

     a. SOLD BY AN RR WHO IS STILL ACTIVE. Upon appropriate notification to the Home Office, a servicing RR may receive commissions and PC by:

          (1) initiating or resuming a mode of payment on an account that has been dormant for at least six months; or

          (2)  increasing a monthly mode of payment; or

          (3) the servicing RR most responsible for a casual (non-modal) payment to an active or dormant account will be entitled to commissions and PC for that transaction only.


--------------------------------------------------------------------------------
                                         B-2

     b. SOLD BY AN RR WHO IS NO LONGER ACTIVE. In addition to the provisions of paragraph "5.a." above, servicing RR may earn entitlement to receive commissions and PC on subsequent modal and/or casual investments to voluntary accounts sold by an RR who no longer represents USPA (and to which entitlement has not already been transferred to another ACTIVE RR) by:

          (1) generating a new sale to the investor of any product offered by USPA or IRA;

          (2)  completing a formal Update Program for the investor/planholder;
               OR

          (3) accomplishing a formal Annual Financial Review of the investor's Family Financial Program.

6.   LETTERS OF INTENT, RIGHTS OF ACCUMULATION, AND AUTHORIZED FUND TRANSFERS.

     Commissions will be paid and PC granted only upon the amount of cash actually invested in an established account, without regard to the full amount of any planned investments made in conjunction with a Letter of Intent (LOI) or authorized transfer, and without regard to any amounts already invested but which are used to establish sales charges under Rights of Accumulation. As subsequent investments are made pursuant to an LOI or as fund transfers are actually consummated, the RR will be paid appropriate commissions and be granted PC on the amounts involved.

7.   SYSTEMATIC (CONTRACTUAL) INVESTMENT PLAN COMMISSIONS.



                                  COMMISSION STRUCTURE
                                    AIM Summit (ASF)
                              Fidelity Destiny I & II (DST)
                            Pioneer Independence Plans (PIN)
                          Templeton Capital Accumulation (TCA)
  Monthly Investment  Applicable Fund     Commissions         Number of         Commission
        Amount*            Company       and PC Monthly  Monthly Commissions   and PC Total
  ------------------  ---------------    --------------  -------------------   ------------
         $50.00              ALL             $12.50                12                $150
         $75.00              ALL             $18.75                12                $225
        $100.00              ALL             $25.00                12                $300
        $125.00              ALL             $31.25                12                $375
        $150.00              ALL             $37.50                12                $450
        $166.66              ALL             $41.67                12                $500
        $200.00              ALL             $50.00                12                $600
        $250.00              ALL             $62.50                12                $750
        $300.00              ALL             $75.00                12                $900
        $350.00              ALL             $87.50                12              $1,050
        $400.00              ALL            $100.00                12              $1,200
        $450.00              PIN            $109.58                12              $1,315
        $500.00         ASF, DST, TCA       $112.50                12              $1,350
        $500.00              PIN            $118.33                12              $1,420
        $600.00              ASF            $130.00                12              $1,560
        $600.00              PIN            $137.50                12              $1,650
        $700.00              PIN            $156.25                12              $1,875
        $750.00         ASF, DST, TCA       $150.00                12              $1,800
        $800.00              PIN            $172.92                12              $2,075
        $900.00              PIN            $182.50                12              $2,190
      $1,000.00              PIN            $192.50                12              $2,310
      $1,000.00              DST            $150.00                12              $1,800
      $1,000.00           ASF, TCA          $175.00                12              $2,100
      $1,250.00              PIN            $204.17                12              $2,450
      $1,500.00              PIN            $206.25                12              $2,475
      $1,500.00              DST            $157.50                12              $1,890
      $1,500.00           ASF, TCA          $187.50                12              $2,250
      $1,750.00              PIN            $223.33                12              $2,680
      $2,000.00              PIN            $240.83                12              $2,890
      $2,000.00              DST            $162.50                12              $1,950
      $2,000.00              TCA            $220.00                12              $2,640
      $2,500.00              DST            $175.00                12              $2,100
      $2,500.00              PIN            $257.92                12              $3,095
      $3,000.00           ASF, TCA          $225.00                12              $2,700
      $5,000.00              DST            $200.00                12              $2,400
      $5,000.00              TCA            $250.00                12              $3,000
      $5,000.00              PIN            $275.00                12              $3,300
      $6,000.00              ASF            $300.00                12              $3,600
     $10,000.00              DST            $250.00                12              $3,000
     $10,000.00              TCA            $375.00                12              $4,500
     $10,000.00              PIN            $412.50                12              $4,950


* When two or more plans are combined to determine reduced sales charges, commissions and PC are reduced accordingly.


--------------------------------------------------------------------------------

8.   VOLUNTARY INVESTMENT ACCOUNT COMMISSIONS AND SERVICE FEES.

     This table lists the commission and service fee rates payable by USPA for sales of the mutual funds identified. These commission schedules are representative of the funds and share classes available, it does not list all the fund groups or individual funds USPA might broker. These rates are used to calculate commissions and Production Credit (PC) on specific investment amounts, as explained in this Annex. For products not covered below, commission information is available from the fund prospectus or upon request from USPA. "NAV" means the net asset value of shares in the account at the time service (12b-1) fees are determined. Service (12b-1) fees received on voluntary accounts by USPA are shared with the Representatives as follows: 20% of the amount received to the selling Representative and 20% to the Current Servicing Agent (CSA). Payment schedules on 12b-1 are subject to change in accordance with dealer agreements with and decisions by the mutual fund distributors.

                          FRANKLIN TEMPLETON EQUITY FUNDS
              (GROWTH, WORLD, GLOBAL SMALLER COMPANIES, FOREIGN, ETC.)
                                   (CLASS I SHARES)



          Amount                  Dealer        RR's                                    12b-1
         Invested              Reallowance   Commission                                 Fees
         --------              -----------   ----------                                 -----
$         to $    49,999          5.00%         2.50%       .03% of the NAV of shares in an account which were sold
$    50K  to $    99,999          3.75%         1.875%      prior to January 1, 1993, which amount is payable to CSA
$   100k  to $   249,999          2.80%         1.40%       ONLY. On shares sold subsequent to January 1, 1993, .05%
$   250K  to $   499,999          2.00%         1.00%       of NAV to original selling RR and .05% of NAV to CSA.
$   500K  to $   999,999          1.60%          .80%
$ 1,000K  to $ 1,999,999          1.00%          .50%
$ 2,000K and Above                                 *


* Available upon request from USPA.


                          FRANKLIN TEMPLETON EQUITY FUNDS
              (GROWTH, WORLD, GLOBAL SMALLER COMPANIES, FOREIGN, ETC.)
                                 (CLASS II SHARES)


           Amount               Dealer         RR's                                      12b- 1
          Invested            Reallowance   Commission                                    Fees
          --------            -----------   ----------                                    ----
      0   to $ 999,999            2.00%        1.00%         .05 % of the NAV of shares during the first year and .20%
                                                             after the first year to the original selling RR and the CSA.



                                PIONEER EQUITY FUNDS
                     (PIONEER FUND, PIONEER II, MID-CAP, ETC.)
                                  (CLASS A SHARES)


          Amount                  Dealer        RR's                                  12b-1
         Invested              Reallowance   Commission                                Fees
         --------              -----------   ----------                                ----
$             to $    49,999      5.00%        2.50%        .03% of the NAV of shares in an account which were sold
$       50K   to $    99,999      4.00%        2.00%        prior to August 19, 1991, which amount is payable to CSA
$      100k   to $   249,999      3.00%        1.50%        ONLY. On shares sold subsequent to August 19, 1991, .05%
$      250K   to $   499,999      2.00%        1.00%        of NAV to original selling RR and .05% of NAV to CSA.
$      500K   to $   999,999      1.75%         .875%
$ 1,000,000   to $ 5,000,000      1.00%         .50%
$ 5,000,001 and Above *


*  Available UPON request from USPA.

                                PIONEER EQUITY FUNDS
                     (PIONEER FUND, PIONEER II, MID-CAP, ETC.)
                                  (CLASS B SHARES)


           Amount               Dealer         RR's                  12b-1
          Invested            Reallowance   Commission                Fees
          --------            -----------   ----------                ----
      0   to $ 250,000           4.00%        2.00%     .05% of the NAV to the original
                                                        selling RR and .05% of NAV to CSA.


                                PIONEER EQUITY FUNDS
                      (PIONEER FUND, PIONEER II, MID-CAP, ETC.
                                  (CLASS C SHARES)

     Amount        Dealer         RR's                   12b-1
    Invested     Reallowance   Commission                 Fees
    --------     -----------   ----------                 ----
    No Limit         1.00%        1.00%        Beginning in the second year,
                                              .20% of NAV to original selling
                                               RR and .20% of NAV to CSA.

--------------------------------------------------------------------------------
                                         B-4

                                                                         ANNEX C
                                                     USPA&IRA RR/AGENT AGREEMENT

                          QUARTERLY PROFESSIONAL COMMISSION

A Quarterly Professional Commission (QPC) shall be paid to qualifying RR/Agents approximately 20 days following the end of each calendar quarter, provided the RR/Agent has continuously represented USPA&IRA during all of such quarter, in accordance with the following provisions:

1. COMPLIANCE CRITERIA.

     To initially qualify for the QPC, an RR/Agent needs only to satisfy (as evidenced by District Agent and Regional Agent endorsement of USPA&IRA Form
     286) the following professional standards:

     a.   Maintain a professional office other than in the RR/Agent's home.

     b. Prominently display a "USPA&IRA" logo sign at or near the office and/or on a main access road to the military installation(s) serviced.

     c. List "USPA&IRA" in the white pages (only) of the local phone directory.

     d. Not later than the end of the quarter during which the RR/Agent attends Phase V School, employ and utilize a professional Administrative Assistant at least 40 hours per week. (Note: A Client Contact Specialist may be utilized up to 20 hours per week toward satisfaction of this requirement.)

     e. Obtain prior approval from the Regional (or Home) Office of any written sales proposal and of all sales made, and provide the original of every fully or partially completed Confidential Check List and Program Worksheet to the office providing that approval.

     f. Maintain adequate client files and otherwise fully cooperate with, and participate in, the USPA&IRA client service system.

     g.   Make proper and timely delivery of all insurance policies.

2.   AMOUNT OF QPC.

     The QPC payable to a qualifying RR/Agent is the product of:

     a. The total amount of commissions described in Annexes A and B of the Agreement paid to the Agent during the calendar quarter for which the QPC is being computed; and

     b.   The QPC Rate (described below)

3.   QPC RATE.

     The QPC Rate is the product of the total net PC generated during the quarter and the applicable QPC Factor.

     a. NET PC. Gross PC less applicable PC chargebacks resulting from nonpersistent business.

     b.   QPC FACTOR.

          (1) BASIC QPC FACTOR. The basic QPC Factor used to compute any qualifying RR/Agent's QPC is .375% PER $1000 of total net PC credited to that RR/Agent in the calendar quarter for which that QPC is being computed.

          (2) INCENTIVE QPC FACTORS. The basic QPC Factor described above is effectively DOUBLED to .75% PER $1000 of total net PC if EITHER of the qualifications listed below are met:

               (a) QUANTITATIVE STANDARD. If the RR/Agent is credited with at least $15,000 of total net PC during the calendar quarter.

               (b) QUALITATIVE STANDARD. If the RR/Agent satisfies at least four (4) of the following five (5) requirements.

                    1) 60 Family Financial Programs must have been produced during the previous four calendar quarters (excluding the current quarter), or 15 such Programs must be produced during the current calendar quarter.

                    2) 70% of Family Financial Programs to have been presented during the previous four calendar quarters must have resulted in the sale of a commissionable product offered through USPA&IRA.

                    3) The required percent of the combined insurance and investment PC programmed in Family Financial Programs during the previous four calendar quarters must have been sold. Currently, this required percent is -0-, and all RR/Agents satisfy this requirement.

                    4) 91% of the PC awarded on periodic investment plans completing their 18th month during the previous four calendar quarters must be persistent.

                    5) 94% of the insurance premiums sold on policies completing their 24th month during the previous four calendar quarters must be persistent.

               (3) MAXIMUM QPC FACTOR. By producing at least $15,000 of net PC AND by satisfying four out of five qualitative requirements, the RR/Agent can effectively QUADRUPLE the Basic QPC Factor to 1.5% PER $1000 of total net PC.

          c. MAXIMUM QPC RATE. Regardless of the QPC Factor otherwise computed, the Maximum QPC Rate BASED SOLELY ON QUANTITY OF PRODUCTION is 12.5%. The Maximum QPC Rate BASED UPON BOTH QUANTITY AND BY SATISFYING FOUR OUT OF FIVE QUALITATIVE REQUIREMENTS WILL NOT EXCEED 25%.

          d. MINIMUM QPC AMOUNT Notwithstanding the QPC amount calculated based on actual paid commissions, any RR/Agent who otherwise qualifies for the QPC at the 1.5% per $1000 QPC Factor will be paid a minimum QPC of $2000 ($1000 if still eligible to earn the NASC described in Annex N to this Agreement).

--------------------------------------------------------------------------------
                                         C-1

4. SUMMARY OF QPC COMPUTATIONS.


                          "QPC FACTOR" PER $1000 OF NET PC*

                                      QUANTITY
                               $15,000 of Net PC in
                                  Calendar Quarter?
                                  ----------------  Maximum
                                     No      Yes      Rate
             QUALITY        ---------------------------------
     Qualified in at Least    No   .375%     .75%     12.5%
     4 of 5 Requirements?     Yes   .75%     1.5%     25.0%
                            ---------------------------------

                            *MINIMUM QPC RULES ALSO APPLY.

5.   CONTINUOUS QUALIFICATION FOR THE QPC.

     Upon qualification for the QPC as described in paragraphs "1" through "3" above, the RR/Agent may continue to earn the QPC for the following calendar quarter and each subsequent calendar quarter thereafter by continuing to satisfy the qualification requirements contained herein for each such subsequent quarter.

6.   NOTICE OF MODIFICATION.

     As noted in paragraph "8.a." of this Agreement, USPA&IRA reserves the right to modify this (or any other) Annex by providing prior written notice to the RR/Agent.


--------------------------------------------------------------------------------
                                         C-2

                                                                         ANNEX D
                                                     USPA&IRA RR/AGENT AGREEMENT

                              DISTRICT AGENT COMMISSION

In addition to the RR/Agent commissions elsewhere described in this Agreement, a USPA&IRA RR/Agent who is designated as a District Agent ("DA") may also earn the following supplemental commissions based on sales made by RR/Agents assigned to that DA while said designation is in force:

1.   OVERRIDES.

     An RR/Agent appointed in writing by USPA&IRA as a DA will receive commission overrides based upon sales made by, and commissions paid to, RR/Agents designated to that DA, provided that the DA is properly licensed in the states in which those designated RR/Agents make such sales.

     a.   AMOUNT OF COMMISSION OVERRIDES.

          (1) In addition to commissions for the DA's own personal sales, each month a DA will receive override commissions amounting to 30% of the total commissions (excluding QPC and NASC) paid to each designated RR/Agent on sales made while that RR/Agent is designated to the DA.

          (2) If an RR/Agent designated to the DA has been appointed a Field Client Representative (FCR), the override commissions payable to the DA as to that FCR shall be reduced by the amount commissions and 12b-1 service fees paid to such FCR exceed commissions and 12b-1 service fees which would be paid for comparable sales or service to an RR/Agent who was not an FCR. Also, the computation of overrides on such FCR shall not include any Future Performance Commission (FPC) paid to such FCR, nor shall such FPC be included in any override reduction.

     b. OVERRIDES WHEN RR/AGENT IS NO LONGER DESIGNATED TO THE DA. The entitlement of a DA to override commissions on the new sales of a designated RR/Agent will cease upon the relocation of either the RR/Agent or the DA, upon the redesignation of the RR/Agent to another DA or to the Regional Office, or whenever the DA ceases to act as the DA for such RR/Agent. In these situations, override commissions granted or to be granted to the DA, based on previous sales made while the RR/Agent was designated to the DA, will be treated as follows:

          (1) DA shall remain entitled to override commissions on insurance and systematic investment sales (as defined in Annexes A and B respectively) made while the selling RR/Agent was designated to the DA for so long as those commissions are earned on such sales by that RR/Agent.

          (2) For voluntary investment sales the DA shall remain entitled to override commissions on persistent monthly modal payments (paid via a valid "mode of payment"), initiated while the selling RR/Agent was designated to the DA, for so long as the valid mode of payment continues. However, in the event that the DA terminates as an RR/Agent of USPA&IRA, no override commissions on monthly voluntary investments shall be payable on such sales after the date of termination and any overrides payable thereafter will revert to USPA&IRA.

     c. NONPERSISTENT BUSINESS. Override commissions paid to a DA on business that subsequently becomes nonpersistent shall be charged back to the DA to whom the selling RR/Agent was designated at the time the sale to which the chargeback applies was made and shall be 30% of the amounts charged back to the selling RR/Agent.

2.   QUARTERLY PROFESSIONAL COMMISSION (QPC).

     Notwithstanding the provisions of Annex C of the Agreement, an RR/Agent who at any time during a calendar quarter is also designated as a DA may qualify for the QPC in accordance with the following provisions:

     a. A DA with less than four (4) designated RR/Agents no longer considered "New RR/Agents" earns the QPC if

          (1) at least 50% of those designated RR/Agents fully qualify for the QPC; OR

          (2) the DA personally satisfies the requirements of Annex C to this Agreement, with the exception that said DA is required to satisfy only three (3) of the five (5) qualitative requirements described in paragraph "3" of Annex C, AND at least 50% OF ALL RR/AGENTS in the District, INCLUDING THE PERSONALLY PRODUCING DA, FULLY QUALIFY for the QPC during the quarter.

     b. A DA with four (4) or more designated RR/Agents who are no longer considered "New RR/Agents" earns the QPC IF AND ONLY IF at least 50% of those designated RR/Agents, EXCLUDING THE DA, fully qualify for the QPC.

     c. For the purpose of applying subparagraphs "2.a." and "b" above, the failure of a "New RR/Agent" (defined as one who has not completed twelve (12) months since the month in which cumulative PC of $5000 was first credited to that Agent) to fully qualify for the QPC shall not adversely affect the DA's eligibility for the QPC. However, any such New RR/Agent who does fully qualify for the QPC shall be included under the provisions of subparagraphs "2.a." or "b." above, IF such inclusion enables the DA to qualify for the QPC.

     d. The amount of QPC payable to a DA shall be determined in accordance with paragraph "4" of Annex C to this Agreement, subject to the following conditions:

          (1) The DA's QPC shall be based solely upon that DA's personal sales, without regard to any override commissions paid to the DA for sales made by the DA's designated RR/Agents.
--------------------------------------------------------------------------------
                                         D-1

          (2) DAs who qualify for the QPC solely by virtue of the full qualification of designated Agents are considered to be themselves fully qualified for the QPC, such that their QPC amount will be computed using the 1.5% "QPC Factor" described in paragraph "4" of Annex C to this Agreement.

          (3) The minimum QPC described in paragraph "3.d." of Annex C is not payable to DAs.

3.   PROFESSIONAL LEADERSHIP COMMISSION (PLC).

     In addition to the commissions a DA may derive from personal sales, from overrides, and from the QPC, a DA who also qualifies for the QPC in accordance with paragraph "2" above may also earn a quarterly PLC equal to 30% of the quarterly QPC paid to each of the DA's qualifying designated RR/Agents.

4.   PROFESSIONAL TRAINING COMMISSION (PTC).

     In addition to other commissions described above, a DA training an RR/Agent who has completed twelve (12) or fewer months since his/her first NASC payment will be paid a non-recoupable PTC equal to 30% of the New Agent Special Commission (NASC) paid to that New RR/Agent.

5.   QUARTERLY SUPPLEMENTAL COMMISSION (QSC).

     In addition to the monthly override commissions, PTC, and quarterly commissions described above, qualifying DAs will also be paid a QSC, based on district size and the number of remote offices, as follows:

     a. DETERMINING DISTRICT SIZE. For the purpose of determining the number of RR/Agents designated to a DA:

          (1) RR/Agents who have not yet received their first NASC will be counted as zero (0).

          (2) Agents who have announced their intention to terminate their Agreement with USPA&IRA will be counted as zero (0) in and after the production month in which their termination is effective.

          (3) RR/Agents who have completed fewer than twelve (12) production months since the month of his/her first NASC payment are considered to be "New Agents" (as defined in Annex N of this Agreement) and will be counted as one-half (.5) in and after the production month for which the first NASC is paid [and for eleven
               (11) production months thereafter].

          (4) Senior RR/Agents who have been officially so designated by the Executive Committee will be counted as six-tenths (.6) during the term of their designation as Senior RR/Agents.

          (5) All other RR/Agents; not covered by subparagraphs "5.a.(1)" through "5.a.(4)" above are considered to be "fully qualified" RR/Agents and will be counted as one (1).

     b. QSC PERCENTAGE. The QSC will be calculated on a quarterly basis as a percentage of the paid commissions used to determine the QPC payable to each RR/Agent designated to the DA, IAW Annex C of this Agreement.

          (1) DISTRICT SIZE, The primary determinant of the QSC percentage will be the number of RR/Agents designated to the DA.

          (2) REMOTE OFFICES, DAs otherwise qualifying for the QSC and responsible for districts containing multiple offices will receive an additional 1% QSC on the paid commissions of designated RR/Agents officed remotely from the principal office of the DA.

          (3)  The QSC is determined using the following table:

                  NUMBER OF RR/AGENTS          OFFICED        OFFICED
                    DESIGNATED TO DA           WITH DA        REMOTELY
               Less than two (2)                 8%             9%
               At least two (2) but              6%             7%
                  less than three (3)
               At least three (3) but            4%             5%
                  less than four (4)
               At least four (4) but             2%             3%
                  less than five (5)
               At least five (5) but             0%             1%
                  less than six (6)
               Six (6) or more                   0%             0%

6.   SOLE SOURCES OF COMPENSATION.

     The commissions described herein are the sole amounts payable to DAs by USPA&IRA under this Agreement. No other amounts, such as payment for franchise rights, ownership interests, goodwill, or other remuneration or considerations, shall be due to a DA from USPA and/or IRA or others as the result of representing USPA and/or IRA, notwithstanding that DA has established an office, maintained an administrative facility, relocated, or for any other reason, before, during, or after termination of or performance under this Agreement.

7.   DISTRICT AGENT OBJECTIVE.

     The primary objective of the DA is to establish and maintain -through LEADERSHIP- the highest possible degree of effectiveness and professionalism of the RR/Agents designated to that DA. All other activities, including personal sales, are secondary. In addition, in the event that the DA observes or has knowledge of the violation of a law, rule, or regulation pertaining to the conduct of USPA&IRA's investment or insurance business, or the terms of this RR/Agent Agreement, by any other RR/Agent, DA, Assistant Regional Agent, or Regional Agent of USPA&IRA, said DA has the responsibility to report such violation to the Presidents of USPA&IRA, and any failure to do so may be construed as a breach of said DA's RR/Agent Agreement with USPA&IRA.

--------------------------------------------------------------------------------
                                         D-2

                                                                         ANNEX E
                                                     USPA&IRA RR/AGENT AGREEMENT

                           DEFERRED CAREER COMMISSION PLAN

1.   GENERAL.

     The financial operating results achieved by USPA&IRA can be expected to vary somewhat from year to year. Described herein is a Deferred Career Commission Plan (DCCP) which will allow Independent Research Agency for Life Insurance, Inc. ("the Company") flexibility in sharing a portion of the results from a good year of financial operations with its (independent non-employee) sales representatives. The DCCP is in addition to all other commissions paid and it is critically important that all members of the field force understand the Company WILL apply the needed flexibility in its fiscal strategy to this program FIRST. This means that in some years the DCCP will be credited in substantial amounts and in other years in reduced amounts, or not at all. There should be no expectation or implied claim on any share (proportionate or otherwise) of operating profits or other gains by participants in the DCCP as opposed to other constituencies of the Company. This is the program where flexibility will primarily be applied.

     The aforementioned Plan is for the benefit of (independent non-employee) RR/Agents who have more than $15,000 of paid monthly commissions excluding New Agent Special Commissions (NASC), Quarterly Professional Commissions
     (QPC), and Future Incentive Commissions (FIC), during a Plan year, who are hereafter referred to as "qualified RR/Agents," District Agents (DAs), Assistant Regional Agents (ARAs), and Regional Agents (RAs). This Plan recognizes the value of high persistency over time on the profits of the Company. Longtime RR/Agents with above average sales persistency will be rewarded at a higher rate than newly established RR/Agents or those with low persistency. The details of the Plan follow.

2.   ADMINISTRATION OF THE PLAN.

     a. The Company will annually determine if profits are available to be credited to participants' account balances under the Plan. This determination will be based on the Company's and USPA's capital needs, Future Incentive Commission needs, Profit Sharing Plan needs, a favorable return to stockholders of Company stock and other factors. If the Company, in its sole and absolute discretion, decides to credit deferred commissions under the Plan, prior to the close of each fiscal year, the amount to be accrued will be identified and carried on the books of the Company as a liability payable to participants. Deferred commissions credited under the Plan for any fiscal year will be allocated to participant accounts as described in paragraph "4." Notwithstanding any provision of this Plan to the contrary, all assets and property of the Company will remain available for use by the Company in its general operations, if needed, and remain at risk to the participants during any downturn in the operating results of the Company. All of such assets and property of the Company shall remain fully subject to the claims of creditors. Nevertheless, it is the Company's intention to fully invest the reserves set aside to meet obligations accruing under the Plan in mutual fund products marketed by USPA. If such reserves set aside to meet obligations accruing under the Plan are required by the Company for use in its general operations, the Plan will be credited with a hypothetical interest growth factor determined by the Company to reflect market conditions, and Plan participants will be advised accordingly. The growth of deferred commissions payable under the Plan will be credited to participant accounts and the Company will absorb the corporate tax impact of this growth until such time as a participant's Plan account balance is distributed to him or her.

     b.   The Plan year runs from October 1 through September 30.

     c. The Independent Research Agency for Life Insurance, Inc. (IRA) will discharge the obligations accruing under the Plan only out of its general assets. There will be no separate trust fund, insurance policy, or other source of funding.

     d. Annually, a report, including computation of the participant's Plan credit for the current year as well as a summary of all credits to date, will be provided to the participant (prior to December 15 following Plan year closeout).

     e. Notwithstanding any other provisions of this Annex, any commission becoming payable under the Plan will be subject to all other provisions of the RR/Agent Agreement affecting payment of commissions or offset therefrom, specifically including but not limited to the rights of USPA&IRA to hold and/or offset commissions as described in paragraphs "10. Termination; Return of Property.", 11.
          Commissions After Termination", and "13. Remedies", of the RR/Agent Agreement. Any commissions not payable to a participant because of such an offset will be the property of USPA&IRA and not revert to the Plan.

3.   ENTRY INTO THE PLAN.

     Qualified RR/Agents other than new RR/Agents entered the Plan on October 1, 1992. New RR/Agents will enter the Plan in the next full Plan year which starts after the initial payment of their NASC. Annually, thereafter, in any year in which the Company credits deferred commissions under the Plan, a credit will be made to the RR/Agent's account. These amounts will remain in the Plan until the RR/Agent terminates through retirement or otherwise.

4.   ANNUAL CREDIT.

     A pooled point system will be used to determine qualified RR/Agent annual credit. An individual participant's total points will determined as follows:

     a. Qualified RR/Agent paid monthly commissions during the Plan year will be divided by 1,000. The resulting figure forms the basis for all further computations.

     b. The result of item "a." above will be multiplied by a factor representing time the RR/Agent has been with the Company, measured from his first sale (or in the case of Agents who received NASC from the month of first NASC payment).


--------------------------------------------------------------------------------
                                         E-1

          The time will be measured by month and will maximize at 15 years, although an RR/Agent may be associated as such as long as willing, able, and effective. Each month of association with USPA&IRA as an RR/Agent will add .005556 to a factor of one, so that at 15 years the maximum factor equals two.

     c. The result of the point value determined in "b." above will be then multiplied by a sales persistency factor as indicated in the table listed below:


                               100%     =    2
                                95%     =    1.857
                                90%     =    1.714
                                85%     =    1.571
                                80%     =    1.428
                                75%     =    1.285
                                70%     =    1.142
                      65% and below     =    1

          Appropriate interpolations will be made for percentages not listed above. Sales persistency is determined by dividing the total number of accounts and policies on the books at the end of the Plan year by the total number of accounts and policies sold by the RR/Agent over the past fifteen years.

     d. Points of all participants to be funded, including DAs, ARAs, and RAs, will then be added together and divided into total dollars available to determine point value.

     e. The points computed for a specific participant will be multiplied by point value to determine annual credit to the participant.

5.   PARTICIPANT CREDITS - SUBSEQUENT YEARS.

     The Plan will be operated and reported thereon, in general terms, similar to a composite mutual fund. Each subsequent year the earnings/losses will affect the value of the unit and each year that there are contributions it will affect the number of units in the Plan and in each account.

6.   DISABILITY OR DEATH.

     The account balance of a participant who incurs a long-term disability (as determined by the Company) or dies will be based upon a valuation made at the end of the month in which such event occurs. The amount in the participant's Plan account will be paid to the participant within 30 days of the month of disability, and to the personal representative of the participant's estate in the event of death. Payment in such a case will occur within 30 days after the later of the expiration of the month in which death occurred or the date on which the personal representative of the deceased's estate is appointed and qualified. For example, a participant who is determined by the Company to be disabled on March 15 will be paid based upon a valuation as of March 31, and funds will be distributed by April 30.

7.   RETIREMENT OR OTHER TERMINATION.

     A participant who retires or otherwise terminates as an RR/Agent other than as a result of death or disability will be credited for commissions paid up to the date of termination for purposes of computing allocations to his/her Plan account balance. However, payment from the participant's Plan account balance will not be made until up to 75 days after the end of the Plan year which immediately follows the Plan year in which the termination occurred. The account value shall be based upon a Plan valuation made at the end of such following Plan year.

8.   EARLY PAYMENTS AND LOANS.

     A participant's deferred commission benefits accruing under the Plan are not available for early payment, and may not be assigned, transferred, or otherwise conveyed, pledged, mortgaged, or hypothecated, or borrowed by the participant. Such activity would create a situation of "constructive receipt" at the time of crediting of participant accounts and make all such amounts immediately taxable to all RR/Agents, even though not disbursed. A participant shall have no right to any benefits accruing under the Plan until such benefits are paid to him or her in cash upon retirement, death, disability, or other termination as an RR/Agent.

9.   TRANSFERS TO THE HOME OFFICE.

     A participant who transfers to the Home Office staff during a Plan year will receive DCCP funding based upon his or her paid commissions prior to such employment. The participant will remain in the Plan as long as he or she maintains an active employee or RR/Agent relationship with the Company, but will not participate in new funding to the Plan while a member of the Home Office staff.

10.  USPA&IRA RIGHT TO AMEND OR TERMINATE.

     USPA&IRA reserve the right unilaterally to amend or terminate this Annex and the Plan created hereby in whole or in part at any time upon the giving of written notice to RR/Agent, provided, however, and subject to subparagraph "2.e." of this Annex, any benefit accrued under the Plan prior to such amendment or termination shall not be reduced or eliminated and such accrued benefits shall be payable as otherwise provided under the Plan.

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

                                                                         ANNEX N
                                                     USPA&IRA RR/AGENT AGREEMENT

                   SPECIAL COMMISSION AVAILABLE TO "NEW RR/AGENTS"

1.   INDEPENDENT CONTRACTOR STATUS - RESPONSIBILITIES.

     a.   As noted in paragraph "3.c." on page 2 of this Agreement,

          "The RR/Agent agrees to pay a business expenses incurred in representing USPA&IRA. Such expenses include those incurred in the operation of RR/Agent's office, and for all USPA&IRA sales materials used by RR/Agent."

     b. Thus, the RR/Agent is personally responsible for all expenses incurred in the course of doing business as an independent contractor representing USPA&IRA, and should expect no direct financial assistance from USPA&IRA, from any other RR/Agent thereof, or from any insurance or investment company represented thereby, other than the commissions described in this Agreement.

     c. In addition, the RR/Agent will be eligible to occupy and become financially responsible for office space and will be eligible to begin incurring a pro rata portion of office and other shared administrative expenses on the date upon which the RR/Agent and his/her DA concur (or the Regional Agent (RA) concurs) that the following conditions have been met:

          (1)  RR/Agent is no longer on active duty or terminal leave; and

          (2) RR/Agent is "licensed to solicit"; as determined by the Home Office Licensing Department; and

          (3)  RR/Agent is available for full-time endeavor as an RR/Agent; and

          (4) RR/Agent is qualified to initiate active solicitation of potential clients on behalf of USPA&IRA.

2.   "NEW RR/AGENT" DEFINED.

     Wherever used in this Agreement, the term New RR/Agent refers to any RR/Agent subject to the terms of this Annex whose tenure is less that twelve (12) full production months since "Month 1" as defined in paragraph "3." below.

3.   NEW AGENT SPECIAL COMMISSION (NASC).

     In addition to the commissions described in Annexes A and B of this Agreement, New RR/Agents will be entitled to the following additional commission commencing with the month in which the RR/Agent's PC cumulatively totals $5000. That month shall be "Month 1 " for the purposes hereof

     a. MONTHS #1 THROUGH #12. An NASC equal to 10% of net PC will be paid to the New RR/Agent on ALL net PC credited in production months #1 through #12, regardless of the total amount generated in any single month.

     b. DOUBLE NASC. The basic NASC rate of 10% will be doubled to 20%, under the following conditions:

          (1) In Month #1 on ALL net PC generated cumulatively up to and during that month.

          (2) In Months #2 through #12, IF net PC credited in that month is at least $5000.

4.   RECOUPMENT OF NASC.

     In addition to the provisions described in paragraph "11." on page 4 of this Agreement pertaining to "Termination at Any Time," the following special recoupment provisions apply to the NASC:

     a. 100% of all NASC paid to any RR/Agent will be recouped from future commissions due if termination occurs during the 12-month period described in paragraph "3.a." of this Annex.

     b. Thereafter, this 100% recoupment rate will decrease by 8.333% per month, reaching zero at the end of the 24th month following (and including) "Month 1," defined above.

     c. All recoupable funds are immediately due and payable from the RR/Agent directly from his/her future earned commissions.

     d. Further, any NASC paid based on PC awarded in conjunction with a mode of payment that is not properly established and, as a result, becomes nonpersistent, is subject to recoupment.

5.   QUARTERLY PROFESSIONAL COMMISSION FOR NEW RR/AGENTS.

     In addition to the NASC, a New RR/Agent may also earn the Quarterly Professional Commission described in Annex C to this Agreement, subject to the conditions described therein, except as follows:

     a. The New RR/Agent is considered qualified in all five (5) "Qualitative Requirements" of paragraph "3.c." of Annex C, and

     b. The New RR/Agent is eligible to earn a Minimum QPC as described in paragraph "3.d." of Annex C. However, THE AMOUNT OF THE MINIMUM QPC PAYABLE TO NEW RR/AGENTS (ELIGIBLE FOR THE NASC) IS $1000 (vice $2000 for RR/Agents NOT eligible for the NASC).

     c. Any amounts of NASC paid to the New RR/Agent will NOT be included in "paid commissions" for the purpose of computing the QPC.


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